Exhibit 5.1

May 21, 2013

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, MA 01851

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the “Registration Statement”), which registers for sale by the selling stockholders named therein up to 9,235,600 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the Shares are validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP